Exhibit 99.2

Ideal Power Inc. Prices Underwritten Public Offering of Common Stock

AUSTIN, TX -- (Marketwired) — May 15, 2015 — Ideal Power Inc. (NASDAQ: IPWR), a developer of innovative power conversion technologies, today announced the pricing of a $15 million underwritten public offering of 1,935,500 shares of its common stock at a public offering price of $7.75 per share. Ideal Power has also granted the underwriter a 30-day option to purchase up to an additional 290,325 shares of common stock to cover overallotments in connection with the offering. After the underwriting discount and estimated offering expenses payable by it, Ideal Power expects to receive net proceeds of approximately $13.8 million, assuming no exercise of the overallotment option. Ideal Power currently expects to use the net proceeds from the offering for working capital and general corporate purposes. The offering is expected to close on or about May 20, 2015, subject to customary closing conditions.

Roth Capital Partners is acting as the sole book-running manager for the offering. National Securities Corporation and Northland Capital Markets are acting as co-managers. ‘Northland Capital Markets’ is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member FINRA/SIPC.

All the shares described above are being offered by Ideal Power pursuant to a registration statement previously filed with and declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or email: rothecm@roth.com or by accessing the SEC’s website, www.sec.gov.

About Ideal Power Inc.

Ideal Power develops power conversion technologies designed to improve the size, cost, efficiency, flexibility and reliability of electronic power converters.

Forward-Looking Statements

This announcement contains forward-looking statements regarding the public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Ideal Power cautions investors not to place undue reliance on the forward-looking statements contained in this release. Risks and uncertainties relating to Ideal Power and its business, as well as this offering, can be found in the “Risk Factors” section of the prospectus supplement related to the proposed offering to be filed with the SEC. Ideal Power undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Ideal Power’s expectations.

Investor Relations Contact:
MZ North America
www.mzgroup.us
Matt Hayden
Email Contact
1.949.259.4986